Exhibit 99.1

CAPE BANCORP, INC. ANNOUNCES

THIRD QUARTER 2015 RESULTS

Cape May Court House, New Jersey, October 23, 2015    Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank (the “Bank”), announces its operating results for the three and nine months ended September 30, 2015.

For the quarter ended September 30, 2015, Cape Bancorp reported net income of $3.1 million, or $0.23 per common and fully diluted share, and $10.3 million, or $0.83 per common share and $0.81 per fully diluted share, for the nine months ended September 30, 2015. This compares to net income of $1.7 million, or $0.16 per common share and $0.15 per fully diluted share, for the third quarter of 2014, and $5.8 million, or $0.53 per common share and $0.52 per fully diluted share, for the nine months ended September 30, 2014.

On October 19, 2015, the Board of Directors declared a cash dividend of $0.10 per common share to shareholders of record as of the close of business on November 2, 2015. The dividend is expected to be paid on or about November 17, 2015.

Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:

“When we announced the merger with Colonial Financial Services, Inc. (“Colonial”) last year, we cited our intention to utilize this acquisition to both enhance earnings and further westward expansion. By the close of the third quarter we have fully integrated Colonial’s operations, realizing the cost saves that we had projected. In addition, we completed the purchase and integration of the Sun Bank Hammonton branch location, furthering our expansion westward.

Also noteworthy, we continue to see reductions in troubled assets and our delinquency ratio is at the lowest level since 2008. We believe that credit issues have reverted to pre-Great Recession levels.

The success of our plans will allow us to continue our focus on capital management which includes cash dividends and openness to prudently priced stock buybacks.”

Contributing to the operating results of the comparative quarters and year-to-date were increases in net interest income, non-interest income and non-interest expense categories resulting from the acquisition of Colonial. Set forth below are additional specific significant factors:

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The net interest margin was 3.37% for the three months ended September 30, 2015 compared to 3.54% for the three months ended September 30, 2014, a decrease of 17 basis points. The yield on interest-earning assets decreased 28 basis points to 3.80% for the three months ended September 30, 2015 compared to 4.08% for the same three month period a year ago, while the cost of interest-bearing liabilities decreased 14 basis points to 0.50% for the three months ended September 30, 2015 compared to 0.64% for the 2014 three month period. For the nine months ended September 30, 2015, the net interest margin was 3.39% compared to 3.61% from the nine months ended September 30, 2014, a decrease of 22 basis points. The yield on interest-earning assets decreased 27 basis points to 3.86% for the nine months ended September 30, 2015 compared to 4.13% for the same nine month period a year ago, while the cost of interest-bearing liabilities decreased 6 basis points to 0.54% for the nine months ended September 30, 2015 compared to 0.60% for the 2014 nine month period.

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The loan loss provision for the three months ended September 30, 2015 totaled $462,000 compared to $153,000 for the three months ended September 30, 2014. Loan charge-offs for the third quarter of 2015 totaled $839,000 compared to loan charge-offs of $103,000 for the three months ended September 30, 2014. The loan loss provision totaled $2.7 million and $2.5 million for the nine month periods ended September 30, 2015 and 2014, respectively. Loan charge-offs and write-downs on loans transferred to held for sale totaled $2.2 million for the nine months ended September 30, 2015 compared to loan charge-offs and write-downs on loans transferred to held for sale of $2.3 million for the nine months ended September 30, 2014.

●

Bargain purchase gain on the acquisition of Colonial totaled $791,000 and $6.7 million for the three and nine months ended September 30, 2015, respectively, and is excluded from taxable income. The three month ended period primarily reflects adjustments relative to credit marks (payoffs on loans, cash payments received and interest fair value adjustments).

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In addition to increases in deposit service fee income resulting from the Colonial acquisition, total service fee income was enhanced by increases in commercial loan fee income resulting from significant prepayment penalties. For the three months ended September 30, 2015 and 2014, total service fee income was $1.3 million and $760,000, respectively. For the nine months ended September 30, 2015 and 2014, these fees totaled $3.1 million and $2.1 million, respectively.

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Net gains on the sale of loans totaled $8,000 for the three months ended September 30, 2015 compared to $179,000 for the three months ended September 30, 2014. For the nine months ended September 30, 2015 net gains on the sale of loans totaled $61,000 compared to $424,000 for the nine months ended September 30, 2014 primarily resulting from a decrease in net gains on the sale of SBA loans of $359,000.

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Net gains on sales of investment securities totaled $17,000 for the three months ended September 30, 2015 compared to net gains on sales of investment securities totaling $133,000 for the three months ended September 30, 2014. For the nine months ended September 30, 2015, net gains on sales of investment securities totaled $116,000 compared to $2.1 million for the nine months ended September 30, 2014. In the first quarter of 2014, the Company sold its remaining portion of collateralized debt obligation securities (“CDOs”) with a book value of zero, resulting in a $1.9 million gain.

●

Net losses on the sale of OREO totaled $106,000 and $34,000 for the three months ended September 30, 2015 and 2014, respectively. For the nine months ended September 30, 2015 and 2014, net losses on the sale of OREO totaled $332,000 and $274,000, respectively.

●

Professional services (legal and accounting) totaled $296,000 and $152,000 for the three months ended September 30, 2015 and 2014, respectively. For the nine months ended September 30, 2015 and 2014, these expenses totaled $790,000 and $544,000, respectively.

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OREO expenses totaled $342,000 for the three months ended September 30, 2015 compared to $195,000 for the three months ended September 30, 2014. For the nine months ended September 30, 2015, OREO expenses totaled $1.7 million compared to $611,000 for the nine months ended September 30, 2014. The 2015 periods included significantly higher OREO write-downs.

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For the three months ended September 30, 2015, consulting fees totaled $220,000 compared to $73,000 for the three months ended September 30, 2014. Consulting fees for the nine months ended September 30, 2015 and 2014 totaled $392,000 and $190,000, respectively. The increase in both periods results primarily from fees associated with the Hammonton branch acquisition which totaled approximately $145,000.

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Merger related expenses totaled $2.0 million for the nine months ended September 30, 2015 compared to $386,000 for the nine month period of 2014. The third quarter of 2014 included $386,000 of merger related expenses primarily consisting of legal and advisory services associated with the Colonial acquisition.

Cape Bancorp’s total assets at September 30, 2015 totaled $1.563 billion, an increase of $483.3 million from the December 31, 2014 level of $1.080 billion.

Total net loans increased $345.0 million from $770.3 million at December 31, 2014 to $1.115 billion at September 30, 2015 primarily resulting from the previously reported Colonial merger and loan purchase. Commercial loans increased $223.0 million to $716.5 million at September 30, 2015 from $493.5 million at December 31, 2014, while mortgage loans increased $94.5 million to $335.5 million at September 30, 2015 from $241.0 million at December 31, 2014 and consumer loans increased $28.1 million to $73.2 million at September 30, 2015 from $45.1 million at December 31, 2014. The allowance for loan losses increased $625,000 and totaled 0.89% of gross loans at September 30, 2015, compared to 1.20% at December 31, 2014. Excluding the Colonial loans, for which there was a credit mark taken on the date of acquisition, the allowance represents 1.12% on the remainder of the portfolio at September 30, 2015. The allowance for loan losses totaled 105.99% of non-performing loans at September 30, 2015 compared to 113.67% at December 31, 2014. The Company’s adversely classified asset ratio at September 30, 2015 was 12%, compared to 17% at December 31, 2014.

At September 30, 2015, the Company had $9.4 million in non-performing loans, or 0.84% of total gross loans compared to 1.06% of total gross loans at December 31, 2014. Included in non-performing loans are troubled debt restructurings totaling $1.2 million at September 30, 2015 and $819,000 at December 31, 2014.

Investment securities totaled $276.0 million at September 30, 2015, an increase of $110.3 million, or 66.56%, from the December 31, 2014 total of $165.7 million, primarily resulting from the addition of the Colonial portfolio.

Other real estate owned (“OREO”) decreased $1.4 million from $5.3 million at December 31, 2014 to $3.9 million at September 30, 2015, and consisted at September 30, 2015 of fifteen commercial properties and eight residential properties (including five building lots).

At September 30, 2015, Cape Bancorp’s core deposits totaled $983.6 million which represented an increase of $433.5 million, or 78.80%, from the December 31, 2014 level of $550.1 million. Interest-bearing checking accounts increased $222.6 million, money market deposits increased $52.1 million, savings accounts increased $77.1 million and non-interest bearing checking accounts increased $82.5 million. Certificates of deposit totaled $302.9 million, an increase of $58.0 million, or 23.65%, from the December 31, 2014 total of $244.9 million. At September 30, 2015, deposits totaled $1.289 billion compared to $797.1 million at December 31, 2014, an increase of $492.3 million, or 61.76%, primarily resulting from the Colonial acquisition.

Cape Bancorp’s total equity increased $28.8 million to $169.7 million at September 30, 2015 from $140.9 million at December 31, 2014, primarily from increases in common stock and additional paid-in capital of $26.9 million resulting from the Colonial acquisition, a net increase of $7.3 million in retained earnings (net income less dividends declared), an improvement of $543,000 in the accumulated other comprehensive income and an increase in unearned ESOP shares totaling $319,000. These increases were partially offset by a $6.3 decrease related to the Company’s stock repurchase program. The current stock repurchase program allows for the repurchase of approximately 707,841 shares, of which 588,979 shares have been repurchased to date at an average price of $11.18 per share). At September 30, 2015, Cape Bank’s regulatory capital ratios continued to exceed the requirements for well capitalized status.

CAPE BANCORP CONSOLIDATED

SELECTED FINANCIAL DATA

(unaudited)

	Nine Months Ended		Three Months Ended
	9/30/2015	9/30/2014	9/30/2015	6/30/2015	9/30/2014
	(dollars in thousands, except per share data)
Statements of Income Data:
Interest income	$37,176	$30,616	$13,774	$13,731	$10,148
Interest expense	4,484	3,831	1,554	1,625	1,359
Net interest income	32,692	26,785	12,220	12,106	8,789
Provision for loan losses	2,675	2,480	462	2,213	153
Net interest income after provision for loan losses	30,017	24,305	11,758	9,893	8,636
Non-interest income	11,237	5,452	2,328	7,731	1,321
Non-interest expense	28,838	20,443	9,577	11,351	7,205
Income (loss) before income taxes	12,416	9,314	4,509	6,273	2,752
Income tax expense (benefit)	2,159	3,551	1,414	132	1,049
Net income (loss)	$10,257	$5,763	$3,095	$6,141	$1,703

Basic Earnings (loss) per share(1)	$0.83	$0.53	$0.23	$0.46	$0.16
Basic Average shares outstanding	12,428,847	10,957,768	13,190,178	13,360,255	10,765,209
Diluted Earnings (loss) per share(1)	$0.81	$0.52	$0.23	$0.45	$0.15
Diluted Average shares outstanding	12,596,524	11,089,421	13,433,314	13,516,172	10,889,781
Shares outstanding	13,625,150	11,475,396	13,625,150	14,154,450	11,475,396

Statements of Condition Data (Period End):
Investments	$276,010	$175,086	$276,010	$273,466	$175,086
Loans, net of allowance	$1,115,338	$772,397	$1,115,338	$1,114,592	$772,397
Allowance for loan losses	$10,012	$9,799	$10,012	$10,313	$9,799
Total assets	$1,563,241	$1,081,737	$1,563,241	$1,555,152	$1,081,737
Total deposits	$1,289,340	$800,866	$1,289,340	$1,275,082	$800,866
Total borrowings	$94,215	$132,085	$94,215	$99,252	$132,085
Total equity	$169,650	$139,864	$169,650	$172,784	$139,864

Statements of Condition Data (Average Balance):
Total interest-earning assets	$1,287,858	$991,852	$1,437,280	$1,441,044	$985,674
Total interest-bearing liabilities	$1,104,800	$852,412	$1,222,894	$1,252,720	$839,085

Operating Ratios:
ROAA	0.98%	0.71%	0.78%	1.57%	0.63%
ROAE	8.40%	5.44%	7.12%	14.11%	4.80%
Yield on Earning Assets	3.86%	4.13%	3.80%	3.82%	4.08%
Cost of Interest Bearing Liabilities	0.54%	0.60%	0.50%	0.52%	0.64%
Net Interest Margin	3.39%	3.61%	3.37%	3.37%	3.54%
Efficiency Ratio	68.74%	65.98%	67.05%	67.83%	67.85%

Capital Ratios:
Tier 1 Leverage Ratio	8.75%	9.60%	8.75%	8.96%	9.60%
Tier 1 Risk-Based Capital Ratio	11.88%	13.03%	11.88%	12.40%	13.03%
Common Equity Tier 1 Capital Ratio	11.88%	N/A	11.88%	12.40%	N/A
Total Risk-Based Capital Ratio	12.79%	14.28%	12.79%	13.34%	14.28%
Tangible Equity/tangible assets	9.40%	11.04%	9.40%	9.74%	11.04%
Book Value	$12.45	$12.19	$12.45	$12.21	$12.19
Tangible Book Value	$10.61	$10.19	$10.61	$10.54	$10.19
Stock Price	$12.41	$9.43	$12.41	$9.46	$9.43
Price to Book Value	99.68%	77.36%	99.68%	77.48%	77.36%
Price to Tangible Book Value	116.97%	92.54%	116.97%	89.75%	92.54%

Quality Ratios:
Non-Performing Loans to Total Gross Loans	0.84%	0.99%	0.84%	0.93%	0.99%
Non-Performing Assets to Total Assets	0.86%	1.20%	0.86%	0.91%	1.20%
Allowance for Loan Losses to Non-Performing Loans	105.99%	127.00%	105.99%	98.97%	127.00%
Allowance for Loan Losses to Total Gross Loans	0.89%	1.25%	0.89%	0.92%	1.25%
Net Charge-Offs to Average Loans	0.28%	0.34%	0.27%	0.39%	0.04%

(1) Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

Cape Bancorp, Inc.

Delinquency Summary

Period Ending:	9/30/2015			12/31/2014			9/30/2014
	Balances	% total loans	# Loans	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	$2,676,809	0.24%	24	$3,060,584	0.39%	16	$2,769,561	0.36%	12
60-89	305,458	0.03%	5	837,482	0.11%	10	1,197,011	0.15%	9
90+	6,599,228	0.58%	32	7,858,962	1.01%	33	7,201,130	0.92%	37
	9,581,495	0.85%	61	11,757,028	1.51%	59	11,167,702	1.43%	58
Non-Accrual Other	2,846,447	0.25%	12	399,251	0.05%	2	515,063	0.06%	3
Total Delinquency and Non-Accrual	$12,427,942	1.10%	73	$12,156,279	1.56%	61	$11,682,765	1.49%	61
Total Loans		$1,125,350,026			$779,676,242			$782,195,995

Days	CML	IL	ML	CML	IL	ML	CML	IL	ML
31-59	$743,144	$399,809	$1,533,856	$769,436	$244,227	$2,046,921	$1,813,920	$117,887	$837,754
60-89	-	43,324	262,134	401,717	182,285	253,480	470,357	179,965	546,689
90+	3,497,982	424,956	2,676,290	6,627,702	400,434	830,826	5,874,161	546,761	780,208
	4,241,126	868,089	4,472,280	7,798,855	826,946	3,131,227	8,158,438	844,613	2,164,651
Non-Accrual Other*	1,964,792	-	881,655	399,251			515,063
Total Delinquency by Type	$6,205,918	$868,089	$5,353,935	$8,198,106	$826,946	$3,131,227	$8,673,501	$844,613	$2,164,651
Total Loans by Type	$716,513,908	$73,287,856	$335,548,262	$493,515,529	$45,146,974	$241,013,739	$492,729,195	$45,075,581	$244,391,219
% of Total Loans in Type	0.87%	1.18%	1.60%	1.66%	1.83%	1.30%	1.76%	1.87%	0.89%
Total Delinquency and Non-Accrual		$12,427,942	1.10%		$12,156,279	1.56%		$11,682,765	1.49%

*Non-Accrual Other means loans that are less than 90 days past due, that are classified by management as non-performing.

For further information contact Michael D. Devlin, President and Chief Executive Officer or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.

Conference Call

Cape Bancorp will hold a conference call at 10:00 AM EDT on Monday, October 26, 2015. Interested parties may participate by calling 1-855-238-8123. A taped replay of the conference call will be available one hour after the conclusion of the call and will remain available through November 9, 2015. A recording of the conference call may be obtained by calling 1-877-344-7529, referencing conference number 10074218.

The conference call with be simultaneously broadcast live over the Internet through a webcast on the investor relations portion of the Cape Bank website. To access the call, please visit the website at http://services.choruscall.com/links/cbnj151026. An online archive of the webcast will be available within one hour of the conclusion of the call and will remain available through November 9, 2015.

Forward Looking Statements

This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” ”believe,” ”expect,” ”estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Further information on factors that could affect Cape Bancorp’s financial results can be found in the filings listed below with the Securities and Exchange Commission.

SEC Form	Reported Period	Date filed with SEC
10K	Year ended December 31, 2014	March 10, 2015
10Q	Quarter ended March 31, 2015	May 5, 2015
10Q	Quarter ended June 30, 2015	August 10, 2015